Exhibit 10.20

Execution Version

SEPARATION AND CONSULTING SERVICES AGREEMENT

This SEPARATION AND CONSULTING SERVICES AGREEMENT (this “Agreement”) is entered into as of February 4, 2016 to be effective on the Effective Date (as defined in Section 1 below), by and between Antares Pharma, Inc. (the “Company”) and Eamonn P. Hobbs (the “Executive”).

RECITALS

WHEREAS, pursuant to the terms of an Employment Agreement, effective as of June 23, 2014, entered into by and between the Company and Executive (the “Employment Agreement”), Executive has been employed as the Company’s President and Chief Executive Officer;

WHEREAS, the Company and Executive have come to a mutual agreement with respect to Executive’s termination from employment with the Company to be effective January 24, 2016 (the “Termination Date”);

WHEREAS, in connection with Executive’s termination from employment with the Company, at the request of the Board of Directors of the Company (the “Board”), Executive resigned as an officer of the Company and as a member of the Board and any and all committees or subcommittees thereof, as applicable, effective as of the Termination Date; and

WHEREAS, as consideration for Executive’s execution and non-revocation of a release of all claims against the Company and its affiliates contemporaneous with this Agreement, the Company is willing to enter into this Agreement pursuant to which Executive will provide certain services to the Company as a consultant following the Termination Date for the payments set forth herein; and

WHEREAS, as consideration for Executive’s execution and non-revocation of a release of all claims against the Company and its affiliates upon the Termination Date, the Company desires to provide Executive with the severance payments and benefits set forth in Section 1(a) below following the Termination Date.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and intending to be legally bound hereby, the parties hereby agree as follows:

1. Resignation from Board; Termination from Employment.  Executive resigns as an officer of the Company and as a member of the Board and any and all committee and/or subcommittees thereof, as applicable, as of the Termination Date.  Executive’s termination from employment with the Company shall be effective on the Termination Date.  Consistent with Section 3(c) of the Employment Agreement and provided that the terms and conditions set forth herein are satisfied, Executive shall be entitled to the following:

(a) Severance Payments and Benefits.  In consideration of the payments in this Section 1(a), Executive hereby agrees to execute and not revoke the General Release of Claims attached hereto as Exhibit A (the “Release”).  Provided that the Release becomes effective in accordance with the terms set forth therein (such date the Release becomes effective, the “Effective Date”), and so long as Executive continues to comply with the provisions of the Proprietary Information and Invention Assignment Agreement dated June 23, 2014 (defined in Section 6(a) of the Employment Agreement) and the restrictive covenants and representations in Section 6 of the Employment Agreement, Executive will receive the following severance payments:

(i) Continued Base Salary.  The Company will pay Executive a severance payment equal to twelve (12) months of base salary at the rate in effect immediately prior to the Termination Date, less applicable tax withholding, paid in equal monthly installments beginning within sixty (60) days following the Termination Date and each payroll date thereafter until fully paid, in accordance with the Company’s regular payroll practices.

(ii) Health Benefits.  For the twelve (12) month period following the Termination Date, provided that Executive is eligible for, and timely elects COBRA continuation coverage, the Company will pay on Executive’s behalf, the monthly cost of COBRA continuation coverage under the Company’s group health plan for Executive and, where applicable, his spouse and dependents, at the level in effect as of the Termination Date, less the employee portion of the applicable premiums that Executive would have paid had he remained employed during the such twelve (12) month period (the COBRA continuation coverage period shall run concurrently with the twelve (12) month period that COBRA premium payments are made on Executive’s behalf under this subsection 1(a)(ii)).  These payments on Executive’s behalf will commence within the sixty (60)-day period following the Termination Date and will be paid on the first payroll date of each month through the twelfth (12th) month following the Termination Date.  Notwithstanding the foregoing, the Company’s payment of the monthly COBRA premiums in accordance with this subsection 1(a)(ii) shall cease immediately upon the earlier of:  (A) the end of twelve (12) month period following the Termination Date, or (B) the date that Executive is eligible for comparable coverage with a subsequent employer.  Executive agrees to notify the Company in writing immediately if subsequent employment is accepted prior to the end of the twelve (12) month period following the Termination Date and Executive agrees to repay to the Company any COBRA premium amount paid on Executive’s behalf during such period for any period of employment during which group health coverage is available through a subsequent employer.  Notwithstanding the foregoing, the Company reserves the right to restructure the foregoing COBRA premium payment arrangement in any manner necessary or appropriate to avoid fines, penalties or negative tax consequences to the Company or Executive (including, without limitation, to avoid any penalty imposed for violation of the nondiscrimination requirements under the Patient Protection and Affordable Care Act or the guidance issued thereunder), as determined by the Company in its sole and absolute discretion.

(iii) Time-Based Equity Award Acceleration.  All outstanding equity awards held by Executive on the Termination Date granted under the Antares Pharma, Inc. 2008 Equity Incentive Plan, as amended from time to time (the “2008 Plan”) immediately prior to Executive’s Termination Date which vest based on Executive’s continued services over time that would have become vested during the twelve (12) month period following the Termination Date had Executive remained employed during such twelve (12) month period following Executive’s Termination Date shall accelerate, become fully vested and exercisable as of the Termination Date.   Notwithstanding anything to the contrary, the post-termination exercise periods applicable to Executive’s stock options will commence upon the termination of the Term (defined below) and will extend until the later of April 23, 2017 and the end of the post-termination exercise periods set forth in the applicable stock option agreements and the 2008 Plan.  Except as provided in this Section 1(a)(iii) and Section 2(b)(ii) below, all equity awards that have not vested as of the Termination Date will automatically terminate and be canceled on the Termination Date, and Executive hereby fully and forever waives and releases any and all right to such terminated and canceled equity awards.

(iv) 2015 Annual Bonus.  The Company will pay Executive the amount of Executive’s bonus earned for fiscal year 2015, if any, less applicable taxes, which will be determined in accordance with Section 2(b) of the Employment Agreement and will be paid to Executive at the same time and terms and conditions as such bonuses are paid to other executives of the Company who participate in the 2015 bonus plan.

(v) 2016 Annual Bonus.  The Company will pay to Executive a pro rata annual bonus for fiscal year 2016, which shall be determined based on Executive’s actual annual bonus earned for fiscal year 2016, if any, based on actual performance, multiplied by a fraction, the numerator of which is twenty-four (24) (representing the number of days in which Executive was employed by Company during fiscal year 2016), and the denominator of which is three hundred sixty-five (365).  The pro rata annual bonus for fiscal year 2016 will be paid at the same time and under the same terms and conditions as bonuses are paid to other executives of the Company, on or after January 1, 2017 but not later than March 15, 2017.

(b) Payment in lieu of Notice.  Without regard to whether Executive executes or revokes the Release, the Company will pay Executive an amount equal to $67,152.00, which equals thirty (30) days of base salary, in lieu of the Company’s obligation to provide notice of termination pursuant to Section 3(c) of the Employment Agreement, less applicable tax withholding and normal deductions.  Such amount will be paid to Executive on the Company’s next regular payroll date after the Termination Date.

(c) Accrued Wages and Benefits. Without regard to whether Executive executes or revokes the Release, the Company will pay or provide Executive with any amounts earned, accrued and owing but not yet paid under Section 2 of the Employment Agreement including but not limited to base salary for services rendered through the Termination Date and any benefits accrued and due under any applicable benefit plans and programs of the Company.  The

Company will pay Executive the amount of $15,948.60 based on fifty seven (57) hours of accrued but unused vacation. Upon the Executive’s receipt of his final paycheck, which includes payment for services through the Termination Date and the amount set forth in the preceding sentence for accrued but unused vacation, Executive will have received all wages and benefits owed to him by virtue of his employment with the Company or termination thereof.   Executive is not eligible for any other payments or benefits by virtue of his employment with the Company or termination thereof except for those expressly described in this Agreement. Employee will receive the payments described in Section 1(c) whether or not he signs this Agreement. Employee will not receive the separation pay or benefits described in Sections 1(a) and 1(b) of this Agreement if he (i) does not sign this Agreement, (ii) rescinds the release of claims in accordance with the Release, or (iii) violates any of the terms and conditions set forth in this Agreement.

2. Consulting Services.  For twelve (12) months following the Termination Date, Executive agrees to provide consulting services to the Company in accordance with this Section 2.  The period commencing on the Termination Date and ending on the earlier of (i) the date on which Executive ceases to provide services in accordance with this Section 2 and (ii) January 23, 2017 is referred to herein as the “Consulting Period,” or the “Term”).

(a) Consulting Services to be Provided.  During the Consulting Period, Executive shall perform consulting services for the Company as and when reasonably requested by the Company.  In connection therewith, Executive shall provide analyses, participate in meetings and provide other reasonable consulting services as reasonably assigned to Executive by Robert F. Apple and Peter J. Graham.  The foregoing activities of Executive shall be referred to for purposes of this Agreement as the “Consulting Services.”

(b) Compensation; No Benefits.

(i) Compensation.  During the Consulting Period, the Company shall pay Executive compensation for the Consulting Services equal to $300 per hour (“Consulting Fees”).  Executive shall make himself available to perform the Consulting Services, provided however, that the Company is under no obligation to request any Consulting Services during the Consulting Period and Executive will only be paid the Consulting Fees for Consulting Services actually performed for the Company at the Company’s request.  The Company and Executive agree that it is reasonably anticipated that the Consulting Services hereunder will require Executive to render Consulting Services at a level that will not exceed 20% of the average level of services that Executive rendered to the Company as an employee of the Company.  The Company shall reimburse Executive for all reasonable expenses incurred by Executive in connection with the performance of the Consulting Services during the Consulting Period, in accordance with the Company’s expense reimbursement policies.

(ii) Equity Participation.  In accordance with the terms of Executive’s applicable performance stock unit agreement and the 2008 Plan, Executive’s performance stock unit award will continue to vest during the Consulting Period.  Notwithstanding anything to the contrary, the post-termination exercise periods applicable to Executive’s stock options will commence upon the termination of the Term and will extend until the later of April 23, 2017 and the end of the post-termination exercise periods set forth in the applicable stock option agreements and the 2008 Plan.

(iii) No Benefits.  As of the Termination Date, Executive shall not be an employee of the Company and under no circumstances shall he be entitled to participate in or receive any benefit or right as an employee under any Company employee benefit or executive compensation plan, including, without limitation, employee insurance, pension, savings, medical, health care, fringe benefit, stock option, equity compensation, deferred compensation or bonus plans, regardless of whether Executive’s status is re-characterized by a third party to constitute employee status during the Consulting Period.

(c) Independent Contractor; Performance.  Executive’s employment with the Company shall cease as of the Termination Date.  For purposes of this Agreement and all Consulting Services to be provided hereunder, during the Consulting Period, Executive shall not be considered an employee of the Company, but shall remain in all respects an independent contractor of the Company, and neither party to this Agreement shall have any right or authority to make or undertake any promise, warranty or representation, to execute any contract, or otherwise to assume any obligation or responsibility in the name of or on behalf of the other party.  Executive shall direct the means, manner, and method by which he performs the Consulting Services during the Consulting Period.  Executive shall perform all Consulting Services in a professional manner, consistent with industry standards and the Company’s goals and ethical standards as communicated to Executive by the Company.

3. Indemnification.

(a) Indemnification of Executive.  Except as set forth in Section 11 below, the Company shall indemnify, defend and hold harmless Executive and his heirs, successors and permitted assigns from and against any and all losses, claims, demands, suits, proceedings, damages, liabilities, losses, and expenses (including reasonable legal fees and costs) to which Executive may become subject to, arising out of, relating to or in connection with Executive’s performance of the Consulting Services hereunder during the Term, except in the case of Executive’s bad faith, willful misconduct or gross negligence.

(b) Indemnification of the Company.  Executive shall indemnify, defend and hold harmless the Company and its affiliates from and against any losses, claims, demands, suits, proceedings, damages, liabilities, losses, and expenses (including reasonable legal fees and costs) to which the Company or its affiliates may become subject to, arising out of, relating to or in connection with, the Consulting Services hereunder during the Term, except in the case of bad faith, willful misconduct or gross negligence of the Company or its affiliates.

4. Restrictive Covenants.  Executive and Company agree that Section 6 of the Employment Agreement continues to remain in full force and effect in accordance with the terms therein and are hereby incorporated by reference; provided, that the Company agrees that Executive may retain his Company issued iPhone 6 (along with the phone number which Company agrees to transfer to Executive) and his Company issued computer but Executive must provide such phone and computer to the Company so that the Company can conduct an inspection to insure that all Company information and emails have been removed.

5. Termination.  Although it is the intention of the Company and Executive that the Consulting Services and this Agreement continue until the one (1) year anniversary of the

Termination Date, either the Company or Executive may terminate the Consulting Services and the Consulting Services related provisions of this Agreement relating to the Consulting Services for any reason or no reason, provided that the terminating party gives the other party 30 days’ notice of termination in accordance with the requirements of Section 13 below.  If Executive terminates the Consulting Services and this Agreement, Executive agrees, at the Company’s reasonable request, to make himself available to assist in the completion of any projects with which Executive was assisting during the Term.  Notwithstanding anything in this Agreement to the contrary, if the Company terminates the Consulting Services and this Agreement for Cause (as defined below), this Agreement and the Consulting Services hereunder shall terminate immediately upon notice of termination to Executive.  Following the termination of this Agreement for any reason or no reason, Executive will receive any unreimbursed expenses through such date of termination not theretofore paid, and the Consulting Services to the Company shall be terminated.  Within five (5) days after Executive ceases to provide any Consulting Services hereunder, Executive shall deliver to the Company all work product resulting from the performance of the Consulting Services.  For purposes of this Agreement, “Cause” shall include the following: (i) Executive’s dishonesty, fraud or misrepresentation in connection with the performance of the Consulting Services pursuant to the terms hereof, (ii) theft, misappropriation or embezzlement by Executive of the Company’s funds or resources, (iii) Executive’s conviction of, or a plea of guilty or nolo contendere (or a similar plea) in connection with, any felony, crime involving fraud or misrepresentation, or any other crime, and (iv) a breach by Executive of any material term hereof.

6. Non-Admission. It is expressly understood that this Agreement does not constitute, nor will it be construed as an admission by the Company of any liability or unlawful conduct whatsoever.  The Company specifically denies any liability or unlawful conduct.

7. Section 409A.   This Agreement is intended to comply with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and its corresponding regulations, or an exemption, and payments may only be made under this Agreement upon an event and in a manner permitted by section 409A of the Code, to the extent applicable.  For purposes of section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” within the meaning of such term under section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.  In no event shall Executive, directly or indirectly, designate the calendar year of payment of any severance benefits.  All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code.

8. No Conflicting Agreements; Non-Exclusive Engagement during the Consulting Period.  Other than the Employment Agreement, which is replaced and superseded by this Agreement, Executive represents that he is not a party to any existing agreement which would prevent him from entering into and performing this Agreement.  Executive shall not enter into any other agreement that is in conflict with his obligations under this Agreement.  The Company acknowledges that Executive may enter into an employment agreement with or providing consulting services to a third party during the Consulting Period, subject to Section 4 hereof.  With respect to the Consulting Services to be performed during the Consulting Period, the

Company may from time to time engage other persons and entities to act as consultants to the Company and perform similar services for the Company, and enter into agreements similar to this Agreement with other persons or entities, in all cases without the necessity of obtaining approval from Executive.

9. Entire Agreement, Amendment and Assignment.  Except as otherwise provided in a separate writing between the Company and Executive, this Agreement, including the attachments hereto, is the sole agreement between the Company and Executive with respect to the subject matter hereof and it supersedes all prior agreements and understandings with respect thereto, and all prior agreements and understandings with respect to his employment with the Company prior to the Termination Date, whether oral or written, including, but not limited to, the Employment Agreement (except for Section 6 (including the Proprietary Information and Invention Assignment Agreement dated June 23, 2014) and 15 therein).  No modification to any provision of this Agreement shall be binding unless in writing and signed by the Company and Executive.  All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and permitted assigns of the parties hereto, except that the duties and responsibilities of Executive hereunder are of a personal nature and shall not be assignable or delegable in whole or in part by Executive.

10. Waiver.  No waiver of any rights under this Agreement shall be effective unless in writing signed by the party to be charged.  A waiver by any of the parties hereto of a breach of any provision of this Agreement by another party shall not operate or be construed as a waiver of any subsequent breach.

11. Taxes.  All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement, all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation.  Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

12. Governing Law; Venue.  This Agreement shall be governed in accordance with the laws of the State of New Jersey, without regard to the conflicts of law or choice of law principles thereof.  If any dispute between the parties leads to litigation, the parties agree that the courts of the State of New Jersey or the federal courts in New Jersey shall have the exclusive jurisdiction and venue over such litigation.  All parties consent to personal jurisdiction in the State of New Jersey, and agree to accept service of process outside of the State of New Jersey as if service had been made in that state.

13. Notices.  All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, two business days after the date when sent to the recipient by reputable express courier service (charges prepaid) or four (4) business days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid.  Such notices, demands and other communications shall be sent to Executive and to the Company at the addresses set forth below,

If to Executive:	The most recent address in the Company’s files.
If to the Company:

Antares Pharma, Inc.

100 Princeton South

Suite 300

Ewing, NJ 08628

Attn:  Peter J. Graham, Senior Vice President, General Counsel, Human Resources, and Secretary

With a copy to:

Morgan, Lewis and Bockius LLP

1701 Market Street

Philadelphia, PA 19103

Attn: Joanne R. Soslow, Esq.

(215) 963-5001 (facsimile)

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

14. Confidentiality of this Agreement.  Executive agrees not disclose to others the fact or terms of this Agreement, except Executive may disclose such information to his spouse or domestic/civil union partner and to his attorney or accountant (in order for such individuals to render professional services to Executive), so long as such individuals agree to keep such information confidential.  Nothing in this Section 14, or elsewhere in this Agreement, is intended to prevent or prohibit Executive from (a) providing information regarding Executive’s former employment relationship with the Company, as may be required by law or legal process, or (b) cooperating, participating or assisting in any government entity investigation or proceeding.

15. Survivability.  The respective rights and obligations of the parties under this Agreement shall survive termination of Executive’s services hereunder to the extent necessary to the intended preservation of such rights and obligations.

16. Counterparts and Electronic Signatures.  This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of Executive and the Company.  This Agreement may be executed in two or more counterparts (including facsimile counterparts or as a “pdf” or similar attachment to an email), each of which shall be deemed to be an original as against any party whose signature appears thereon, but all of which together shall constitute but one and the same instrument.

17. Severability.  If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.

18. Headings. The headings of sections and subsections appearing in this Agreement are inserted for convenience only and shall not control the meaning or interpretation of any provisions of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have duly executed this Agreement as of the date first above written.

ANTARES PHARMA, INC.

By:	/s/ Peter J. Graham
Name: Peter J. Graham
Title: SVP, General Counsel

EAMONN P. HOBBS

/s/ Eamonn P. Hobbs

Exhibit A

GENERAL RELEASE OF CLAIMS

In consideration of the severance benefits payable to Eamonn P. Hobbs (“Executive”) under Section 1(a) of the attached Separation and Consulting Services Agreement dated as of February 4, 2016, by and between Antares Pharma, Inc. (the “Company”) and Executive (the “Agreement”), the terms of which are incorporated by reference to this General Release of Claims (“Release”)), the consulting services provided thereafter, and the potential Consulting Fees (as defined in the Agreement) provided to Executive in accordance with Section 2(b) of the Agreement, Executive hereby executes this Release on his own behalf and also on behalf of any heirs, agents, representatives, successors and assigns that he has now or may have in the future.

1. General Waiver & Release.  Executive hereby waives and releases any and all claims, subject to and without waiving any rights identified in Section 1(c), whether or not now known to Executive, whether legal, equitable or otherwise, against the Company, its parent, subsidiary and affiliated companies, and all of their past and present officers, directors, employees, agents and assigns (collectively, “Releasees”), arising from or relating to any and all acts, events and omissions occurring prior to the date Executive signs this Release.

(a) Included Claims.  The claims being waived and released include, without limitation:

(i) any and all claims arising from or relating to Executive’s recruitment, hire, employment and termination of employment with the Company;

(ii) any and all claims of wrongful discharge, emotional distress, defamation, misrepresentation, fraud, detrimental reliance, breach of contractual obligations, promissory estoppel, negligence, assault and battery, violation of public policy;

(iii) any and all claims for monetary damages arising under the Age Discrimination in Employment Act of 1967 (“ADEA”) as amended, the Older Workers Benefit Protection Act of 1990 (“OWBPA”), Title VII of the Civil Rights Act of 1964 as amended, and the Americans with Disabilities Act of 1990 as amended;

(iv) any and all claims, outside of those identified in Section (1)(a)(iii), of unlawful discrimination, harassment and retaliation under applicable federal, state and local laws and regulations;

(v) any and all claims, outside of those identified in Section (1)(a)(iii), of violation of any federal, state and local law relating to recruitment, hiring, terms and conditions of employment, and termination of employment; and

(vi) any and all claims for monetary damages and any other form of personal relief.

(b) Unknown Claims.  In waiving and releasing any and all claims, subject to and without waiving any rights identified in Section 1(c), against the Releasees, whether or not now known to Executive, Executive understands that this means that, if Executive later discovers facts different from or in addition to those facts currently known by Executive, or believed by Executive to be true, the waivers and releases of this Release shall remain effective in all respects -- despite such different or additional facts and Executive’s later discovery of such facts, even if Executive would not have agreed to this Release if Executive had prior knowledge of such facts.

(c) Exceptions.  The foregoing shall in no event apply to any claims that, as a matter of applicable law, are not waivable.  Executive and the Company agree that nothing in this Agreement prevents or prohibits Executive from:  (i) making any disclosure of relevant and necessary information or documents in connection with any charge, action, investigation, or proceeding relating to this Agreement, or as required by law or legal process; (ii) participating, cooperating, or testifying in any charge, action, investigation, or proceeding with, or providing information to, any self-regulatory organization, governmental agency or legislative body, and/or pursuant to the Sarbanes-Oxley Act, (iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization or (iv) challenging the knowing and voluntary nature of the release of ADEA claims pursuant to the OWBPA.  To the extent permitted by law, upon receipt of any subpoena, court order or other legal process compelling the disclosure of any such information or documents, Executive agrees to give prompt written notice to the Company so as to permit the Company to protect their interests in confidentiality to the fullest extent possible.  To the fullest extent provided by law, Executive acknowledges and agrees, however, Executive is waiving any right to recover monetary damages in connection with any such charge, action, investigation or proceeding.  To the extent Executive receives any monetary relief in connection with any such charge, action, investigation or proceeding, the Company will be entitled to an offset for the benefits made pursuant to this Agreement, to the fullest extent provided by law.

Executive and the Company further agree that the Equal Employment Opportunity Commission (“EEOC”) and comparable state or local agencies have the authority to carry out their statutory duties by investigating charges, issuing determinations, and filing lawsuits in Federal or state court in their own name, or taking any action authorized by the EEOC or comparable state or local agencies.  Executive retains the right to participate in any such action and to seek any appropriate non-monetary relief.  Executive retains the right to communicate with the EEOC and comparable state or local agencies and such communication can be initiated by Executive or in response to the government and such right is not limited by any non-disparagement claims.  Executive and the Company agree that communication with employees plays a critical role in the EEOC’s enforcement process because employees inform the agency of employer practices that might violate the law.  For this reason, the right to communicate with the EEOC is a right that is protected by federal law and this Agreement does not prohibit or interfere with those rights.  Notwithstanding the foregoing, Executive agrees to waive his right to recover monetary damages in any charge, complaint or lawsuit filed by him or by anyone else on his behalf.

In addition to actions specifically identified above, Executive may also still bring claims:

(i) for unemployment, state disability and/or paid family leave insurance benefits pursuant to the terms of applicable state law;

(ii) for continuation of existing participation in Company-sponsored group health benefit plans, at Executive’s full expense, under the federal law known as “COBRA” and/or under an applicable state counterpart law;

(iii) for any benefit entitlements that are vested as of the Termination Date pursuant to the terms of a Company-sponsored benefit plan governed by the federal law known as “ERISA;”

(iv) for any vested stock and/or vested option shares pursuant to the written terms and conditions of Executive’s existing stock and stock option grants and agreements, existing as of the Termination Date and for all such rights that are granted in and survive the Agreement, including accelerated vesting and post-termination exercise rights;

(v) for violation of any federal, state or local statutory and/or public policy right or entitlement that, by applicable law, is not waivable;

(vi) for any wrongful act or omission occurring after the date Executive signs this Release;

(vii) for any continuing rights to indemnification and defense under Section 15 of the Employment Agreement and under the Company’s governing documents, by-laws, policies and insurance policies; and

(viii) in his capacity as a stockholder of the Company.

2. Entire Agreement.  This Release and the Agreement contain the entire agreement of Executive and the Company with respect to the subject matter hereof and supersede and render null and void any and all prior or contemporaneous oral or written understandings, statements, representations or promises pertaining to the matters set forth herein and in the Agreement.

3. Severability.  If any term or provision of this Release shall be held to be invalid or unenforceable for any reason, then such term or provision shall be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining terms or provisions hereof, and such term or provision shall be deemed modified to the extent necessary to make it enforceable.  The unenforceability or invalidity of a provision of this Release in one jurisdiction shall not invalidate or render that provision unenforceable in any other jurisdiction.

4. Governing Law; Venue.  This Release shall be governed in accordance with the laws of the State of New Jersey, without regard to the conflicts of law or choice of law principles thereof.  If any dispute between the parties leads to litigation, the parties agree that the courts of the State of New Jersey or the federal courts in New Jersey shall have the exclusive jurisdiction and venue over such litigation.  All parties consent to personal jurisdiction in the State of New Jersey, and agree to accept service of process outside of the State of New Jersey as if service had been made in that state.

5. Further Acknowledgements. Executive acknowledges that:

(a) Executive has been offered a period of at least twenty-one (21) calendar days from the date he received this Release within which to review and consider its terms before signing it;

(b) Executive is hereby advised in writing to consult with an attorney prior to executing this Release, and he fully understands this right;

(c) Executive has carefully read and understands all of the provisions of this Release and that he is entering into this Release freely, knowingly, and voluntarily;

(d) Executive is not waiving any rights or claims that may arise after this Release is executed or any other claims that cannot be waived as a matter of law;

(e) The consideration provided to Executive in consideration for his execution of this Release is greater than any benefits to which Executive would have been entitled had he not executed this Release;

(f) Any changes made to this Release before Executive signs it will not entitle him to an additional twenty-one (21) calendar days to review the new version of this Release;

(g) Executive is not entitled to the severance benefits set forth in Section 1(a) of the Agreement or the Consulting Fees set forth in Section 2(b) of the Agreement, unless he signs and does not revoke this Release;

(h) Executive may revoke this Release within seven (7) calendar days following its execution (the “Revocation Period”) by notifying the Company in writing, by certified letter delivered to the attention of Peter J. Graham, Senior Vice President, General Counsel, Human Resources, and Secretary, Antares Pharma, Inc., 100 Princeton South, Suite 300, Ewing, NJ 08628, and the terms of this Release shall not become effective or enforceable until the day after the expiration of the Revocation Period; and

(i) Executive is not relying upon any promises, inducements, representations, or statements that are not expressly set forth in this Release or the Agreement.

IN WITNESS WHEREOF, Executive, acknowledging that he is acting of his own free will after receiving a reasonable period of time to consider the terms of this Release, has caused the execution of this Release as of this day and year written below.

Agreed and Accepted:

/s/ Eamonn P. Hobbs	February 4, 2106
Eamonn P. Hobbs	Date